Exhibit 10.1

August 31, 2007

Mr. Edward L. Kaplan

25 Lakewood Place

Highland Park, IL 60035

Dear Ed:

The purpose of this letter is to confirm the terms by which you will be engaged by Zebra Technologies Corporation (the “Company”) as a consultant following your retirement as its Chief Executive Officer (“CEO”). The key terms of your engagement are as follows:

1.    Start Date:  Your retirement as CEO shall be effective on the first day of employment of the Company’s new CEO, and your consulting engagement under this letter shall start immediately thereafter (the “Effective Date”). You will also resign as Chairman of the Company’s Board of Directors (the “Board”) on the Effective Date and from all other positions you hold with the Company, except that you shall continue to serve as a member of the Board on the terms described herein.

2.    Services:  You agree to provide transition, consulting and other related services to the Company’s new CEO. In this regard, you agree to serve as a sounding board for the new CEO with respect to important Company decisions and to provide the new CEO with consulting advice and services related to your extensive industry experience, your unique knowledge of the Company and its contacts and such other services as may be mutually agreed upon by you and the new CEO and which are consistent with your position as former CEO and Chairman of the Board. You further agree to assist in providing an effective transition of the CEO responsibilities. You acknowledge and agree that such transition services may require you to spend as much time as practical with the new CEO until October 20, 2007, and you agree to make yourself reasonably available during such time as requested by the new CEO. You and the new CEO agree to develop a mutually acceptable work schedule during the term of your consulting engagement. You shall diligently and competently perform the services requested hereunder and use reasonable efforts in connection with the performance of such services. Subsequent to October 20, 2007, and until the end of the consulting period, you shall not be expected to provide more than an average of 10 hours per week of consulting services. Subject to Section 7 hereof, the period of the consulting service shall end on the earliest to occur of (i) May 31, 2009, (ii) a Change in Control (as defined below), and (iii) the hiring of a CEO subsequent to Mr. Anders Gustafsson.

Mr. Edward L. Kaplan

August 31, 2007

3.    Compensation:

a.	As compensation for your consulting services, the Company will pay you the following amounts on (or within 10 days following) the dates set forth below:

Payment Date	Consulting Fee
Effective Date	$150,000
December 1, 2007	$150,000
March 1, 2008	$150,000
June 1, 2008	$112,500
September 1, 2008	$112,500
December 1, 2008	$112,500
March 1, 2009	$112,500
June 1, 2009	$87,500
September 1, 2009	$87,500
December 1, 2009	$87,500
March 1, 2010	$87,500
June 1, 2010	$62,500
September 1, 2010	$62,500
December 1, 2010	$62,500
March 1, 2011	$62,500

Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to March 1, 2011, all amounts due hereunder shall accelerate and be paid upon the consummation of such Change in Control.

b.

The Company will reimburse you for reasonable and necessary business expenses incurred in the course of performing services hereunder, subject to approval of such expenses by the Company’s new CEO. Any reimbursement payable pursuant to this Section 3.b. shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred.

c.

As a member of the Board of Directors, you and your spouse shall continue to be eligible to participate in the Company’s group health plan (medical and dental) on the terms and conditions set forth in the plan as may be amended from time to time; provided that the Company shall bear the entire premium cost for such coverage.

Mr. Edward L. Kaplan

August 31, 2007

d.

You will be permitted to retain the desktop computer, two laptop computers, related peripheral hardware, and the associated software on all such computers, as well as the furniture and other memorabilia in your office.

4.    Administrative Support:  The Company agrees that it will provide you with appropriate office space and administrative support while you are performing services for the Company at the Company’s location. In addition, during the first year of your consulting engagement, the Company agrees to provide you with technical support in the set up of the Company-provided computers at your new offices in Northbrook, Illinois. During the term of your consulting engagement, the Company’s help desk shall be available to provide reasonable technical assistance to you as reasonably requested with respect to such computers. The Company further agrees to maintain your Company e-mail address during the term of your consulting engagement.

5.    Stock Options:  The stock option previously granted to you on March 23, 2005 (the “Option Agreement”) will be fully vested on the day after the Effective Date. In addition, the Company will extend the exercise date under such Option Agreement to March 22, 2015, which is the latest date the Option Agreement would otherwise have expired under its original terms had you continued to be employed by the Company. The Company agrees to prepare and execute an amendment to the Option Agreement to give effect to the foregoing. The amendment to the Option Agreement is intended to comply with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1) so as not to constitute an extension of the option which would subject you to any interest or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the Company shall not be responsible for any such interest and tax penalties.

6.    Board Membership:  You will continue to serve as a member of the Board until the expiration of your current term (2008). You will not be considered an independent director and will therefore not serve on any Board committees and you will not be paid any Board fees. Notwithstanding the foregoing, the terms of this letter shall not preclude you from resigning your Board position at anytime prior to the expiration of the current term. So long as you are a member of the Board, you will be provided access to the Company’s computer systems and management reports to the same extent as provided to other non-employee Board members.

7.    Term and Termination:  The term of your engagement hereunder shall commence on the Effective Date and shall expire on May 31, 2009, or, if earlier, upon your death. Notwithstanding the foregoing, the Company may terminate your engagement hereunder at any time for cause. For purposes of this letter agreement, you will be considered terminated for “cause” if your services are terminated after (i) you have committed any felony or a crime involving fraud, theft, misappropriation, dishonesty or embezzlement; or (ii) you have committed an intentional act or acts that, in the opinion of a super-majority of 75% (seventy-five percent) of

Mr. Edward L. Kaplan

August 31, 2007

the board of directors of the Company, materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business.

8.    Protective Covenant:  You shall continue to be bound by the restrictive covenants set forth in your Option Agreement; provided that the restrictions set forth in Paragraph 10(d) in your Option Agreement shall continue to apply until the later of May 31, 2010 or the date on which you exercise all remaining options granted pursuant to the Option Agreement.

9.    Relationship:  It is the intention of the parties that you are to be an independent contractor and not an employee of the Company and nothing in this letter shall be construed to create an employment relationship between you and the Company following your retirement as CEO. As an independent contractor, you shall not, except as otherwise provided in paragraph 3.c. hereof, participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company. You shall have exclusive control of the method of performance of your duties hereunder and shall independently manage and control your activities subject only to the terms of this letter agreement. You recognize, acknowledge and agree that, as an independent contractor, all income paid to you under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Code. You recognize, acknowledge and agree that because of your status as an independent contractor, the Company, its officers, directors, and employees shall have no obligation or liability whatsoever to you, your heirs, administrators, assigns, or creditors for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.

10.    Future Cooperation:  In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Separate from any compensation provided pursuant to Section 3 hereof, the Company agrees that if the provision of such services is more than minimal in nature, it shall promptly compensate you at the rate of $500 per hour, and will reimburse you for your reasonable out of pocket expenses. Any reimbursement payable pursuant to this Section 10 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this Section 10 shall survive the termination of your consultancy.

Mr. Edward L. Kaplan

August 31, 2007

11.    Legal Fees:  The Company agrees to reimburse your reasonable legal and accounting fees incurred in the review and negotiation of this letter agreement, in an amount not to exceed $10,000 in the aggregate. Any reimbursement payable pursuant to this Section 10 shall be paid as soon as administratively feasible upon your request, but in all cases, such reimbursement shall be paid no later than March 15 of the year following the year in which the expense is incurred.

12.    No Other Understandings:  This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between the Company, any of its shareholders, members, and/or principals and you related to the subject matter addressed herein. No change to this letter will be valid unless in writing and signed by the Company and you.

13.    Governing Law:  This offer letter will be governed by and construed in accordance with the internal laws of the State of Illinois.

14.    Change in Control:  For purposes of this agreement, the term “Change in Control” shall have the following meaning:

a. A Change in the Ownership of the Company. A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one person, or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company;

b. A Change in the Effective Control of the Company. A change in the effective control of the Company occurs on the date that any one person, or more than one person acting as a Group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

c. A Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a Group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to or more than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to

Mr. Edward L. Kaplan

August 31, 2007

such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

i.    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

ii.    an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

iii.    a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

iv.    an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause iii of this paragraph 15.c.

For purposes of this Section 15, “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 15, “Group” shall have the meaning ascribed to such term in Treas. Reg. Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable.

For all purposes of this Section 15, stock ownership is determined under Code Section 409A.

Please confirm your acceptance of our offer by signing on the space provided below and returning this letter to the Company by the close of business on August 31, 2007.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Charles R. Whitchurch
Charles R. Whitchurch, CFO

Accepted this 31st day of August, 2007

/s/ Edward L. Kaplan
Edward L. Kaplan